Progress Energy announces 2012 first-quarter results;
affirms full-year 2012 earnings guidance

Highlights:

♦	Reports first-quarter GAAP earnings of $0.51 per share, compared to $0.62 for the same period last year, primarily due to unfavorable impact of weather in the Carolinas

♦
Reports first-quarter ongoing earnings of $0.48 per share, compared to $0.69 for the same period last year, primarily due to unfavorable impact of weather in the Carolinas and higher O&M expense primarily due to an additional planned nuclear refueling outage at Progress Energy Carolinas

♦	Affirms 2012 ongoing earnings guidance of $3.10 to $3.25 per share

RALEIGH, N.C. (May 3, 2012) – Progress Energy [NYSE: PGN] announced first-quarter GAAP earnings of $150 million, or $0.51 per share, compared with GAAP earnings of $184 million, or $0.62 per share, for the same period last year. First-quarter ongoing earnings were $143 million, or $0.48 per share, compared to $202 million, or $0.69 per share, for the same period last year. The significant drivers in ongoing earnings per share were unfavorable impact of weather in the Carolinas, higher operation and maintenance (O&M) expense and higher depreciation and amortization expense. The higher O&M expense is primarily due to an additional planned nuclear refueling outage at Progress Energy Carolinas (PEC), partially offset by the reversal of certain regulatory liabilities in accordance with the 2012 settlement agreement at Progress Energy Florida (PEF). (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“The extremely mild weather through the first quarter of 2012 – although certainly a welcome respite for our customers – resulted in significantly lower energy sales in the Carolinas,” said Chairman, President and CEO Bill Johnson. “We remain focused on meeting our financial goals and shareholder expectations for the year through operational excellence, cost management and consistent execution, as we await the last regulatory approvals of our pending merger with Duke Energy.”

Progress Energy affirms 2012 ongoing earnings guidance of $3.10 to $3.25 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations, the effects of certain identified gains and charges and any merger and integration costs from our proposed strategic combination with Duke Energy Corporation. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2012 ongoing earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 11 a.m. ET today to review first-quarter 2012 financial performance, as well as provide an overall business update. Additional details are provided at the end of this earnings release.

See the first-quarter 2012 business highlights section on pages 3-4 for detailed first-quarter 2012 earnings variance analyses for the PEC, PEF and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Duke Energy – Progress Energy Merger
•
Filed a revised market power mitigation plan with the Federal Energy Regulatory Commission (FERC) on March 26, 2012. The revised plan consists of both interim and permanent components. The interim component consists of several power purchase agreements whereby the companies propose to sell capacity and firm energy during the summer and winter to new market participants. The permanent component consists of seven transmission projects to be constructed, estimated to cost approximately $110 million. The transmission projects significantly increase power import capabilities into the PEC and Duke Energy Carolinas service territories and enhance competitive power supply options for the region. The companies requested that the FERC issue orders approving the revised mitigation plan within 60 days, but no later than June 8, 2012. On April 13, 2012, the companies responded to the FERC’s subsequent request for additional information on the transmission-related models provided in the revised mitigation plan.

•
Filed two additional filings with the FERC on March 26, 2012. The first filing is a joint dispatch agreement (JDA), pursuant to which PEC and Duke Energy Carolinas will agree to jointly dispatch their generation facilities in order to achieve certain of the operating efficiencies expected to result from the merger. The second filing is a joint open access transmission tariff (OATT) pursuant to which PEC and Duke Energy Carolinas will agree to provide transmission service over their transmission facilities under a single transmission rate.

•
The public comment period for the JDA and OATT closed on April 16, 2012. Additionally, the public comment for the revised market power mitigation plan closed on April 25, 2012. The companies have filed responses to these comments with the FERC, and the FERC now has a complete record to proceed with their evaluations.

•
On March 22, 2012, the companies submitted a second Hart-Scott-Rodino filing with the U.S. Department of Justice and have met their obligations under the Hart-Scott-Rodino Act. Because the merger did not close before the April 26, 2012, expiration of the original filing, Progress Energy and Duke Energy made a new filing under the Hart-Scott-Rodino Act in order to be able to close the merger and continue to meet their obligations.

•	The merger is targeted to close by July 1, 2012.

Financial and Regulatory

•
On Feb. 22, 2012, the Florida Public Service Commission (FPSC) unanimously approved the comprehensive settlement agreement reached collaboratively among PEF, the Office of Public Counsel and other consumer advocates.

•	Filed 2013 nuclear cost-recovery estimates with the FPSC.

Power System

•
Completed scheduled refueling outages at the Robinson Nuclear Plant (RNP) in March and the Brunswick Nuclear Plant in April. Upgrades made to RNP during the outage are expected to result in an approximate 20-megawatt (MW) capacity increase for the plant.

•
Entered a scheduled refueling outage at the Harris Nuclear Plant in April, completing a 525-day breaker-to-breaker run for the plant. There were no forced outages and the plant had no unplanned power changes during the 18-month period.

•
Announced plans to convert PEF’s 1,011-MW Anclote Units 1 and 2 from oil and natural gas-fired to 100 percent natural gas-fired and requested that the FPSC permit recovery of the estimated $79 million conversion cost through the environmental cost recovery clause.

•
Implementing post-Fukushima lessons learned by conducting in-depth inspections and analyses of the nuclear fleet, installing equipment to monitor and respond to potential emergencies, and developing plans for additional safety and security initiatives.

Alternative Energy and Energy Efficiency

•	Signed contracts to purchase power from the following facilities:
-	1.26-MW solar photovoltaic (PV) array became operational in April 2012, in New Bern, N.C.
-	1-MW solar PV array became operational in April 2012 in Raleigh, N.C.
•
Completed installation of more than 120 plug-in vehicle charging stations at residential and commercial customer locations in the Carolinas and Florida since Sept. 2011. A total of 250 charging stations are planned as part of this charging station research program.

•	Surpassed 275 residential solar PV systems installed in the Carolinas and Florida through the SunSense Solar PV Program.
•
Filed prepay program in North Carolina and South Carolina that allows customers in certain areas the option of prepaying for electric service, giving them greater control over their energy use. The program was approved in South Carolina on April 11, 2012. It is still under review at the N.C. Utilities Commission.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/aboutus/news.

FIRST-QUARTER 2012 BUSINESS HIGHLIGHTS

Below are the first-quarter 2012 earnings variance analyses for the company’s segments. See the reconciliation tables in the ongoing earnings adjustments section on pages 5-6 and on page S-1 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

Progress Energy Carolinas

•	Reported first-quarter ongoing earnings per share of $0.20, compared with $0.47 for the same period last year; GAAP earnings per share of $0.17, compared with $0.44 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.02 retail growth and usage
▪	$0.02 clauses and other margin primarily due to increased spending on new and existing demand-side management (DSM) programs
▪	$0.01 other
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.17) O&M primarily due to higher nuclear plant outage costs resulting from an additional planned nuclear refueling outage in the first quarter of 2012
▪	$(0.10) weather primarily due to 28 percent lower heating-degree days

▪
$(0.02) depreciation and amortization primarily due to higher depreciable asset base driven by the newly constructed combined-cycle unit at the Smith Energy Complex, which was placed in service in June 2011

▪	$(0.01) wholesale
▪	$(0.01) allowance for funds used during construction equity
▪	$(0.01) interest expense
•	9,000 net increase in the average number of customers for the three months ended March 31, 2012, compared to the same period in 2011

Progress Energy Florida

•	Reported first-quarter ongoing earnings per share of $0.44, compared with $0.38 for the same period last year; GAAP earnings per share of $0.43, compared with $0.34 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.08 O&M primarily due to the reversal of certain regulatory liabilities associated with Crystal River Nuclear Plant Unit 3 (CR3) in accordance with the 2012 settlement agreement
▪	$0.04 clauses and other margin primarily due to a prior-year indemnification charge for the joint owner replacement power costs related to the continued outage at CR3
▪	$0.02 wholesale primarily due to a new contract with a major customer
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.05) depreciation and amortization primarily due to the smaller reduction in the cost of removal component of amortization expense as allowed under the 2010 settlement agreement
▪	$(0.02) other primarily due to a prior-year favorable litigation settlement
▪	$(0.01) weather
•	11,000 net increase in the average number of customers for the three months ended March 31, 2012, compared to the same period in 2011

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported first-quarter ongoing after-tax expenses of $0.16 per share for this year and for the same period last year; GAAP after-tax expenses of $0.09 per share, compared with after-tax expenses of $0.16 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.01 interest expense
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.01) income taxes

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Ongoing earnings is computed as GAAP net income attributable to controlling interests (or GAAP earnings) less discontinued operations and the effects of certain identified gains and charges.  The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
	Three months ended March 31
	2012	2011
Ongoing earnings per share	$0.48	$0.69
Tax levelization	(0.02)	(0.01)
Discontinued operations	0.04	(0.01)
CVO mark-to-market	0.03	-
Merger and integration costs	(0.02)	(0.05)
Reported GAAP earnings per share	$0.51	$0.62
Shares outstanding (millions)	297	295

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected tax rate. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this item to be representative of the company’s fundamental core earnings.

Discontinued Operations

The company has completed its business strategy of divesting nonregulated businesses to reduce its business risk and focus on core operations of the Utilities. Resolution of guarantees and indemnifications providing for certain legal, tax and environmental matters could result in additional adjustments. In 2012, the company recorded the reversal of certain environmental indemnification liabilities for which the indemnification period has expired. Management does not consider this item to be representative of the company’s fundamental core earnings.

Contingent Value Obligations (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued CVOs that represent the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and gains and losses from changes in fair value of CVOs not held by Progress Energy are recognized in earnings. Progress

Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this item to be representative of the company’s fundamental core earnings.

Merger and Integration Costs

The company recorded charges for merger and integration costs related to the merger. Management does not consider this item to be representative of the company’s fundamental core earnings.

* * * *

Progress Energy’s conference call with the investment community will be held May 3, 2012, at 11 a.m. ET (8 a.m. PT). Investors, media and the public may listen to the conference call by dialing 1.913.312.1448, confirmation code 4637848. If you encounter problems, please contact Investor Relations at 1.919.546.6057.

A webcast of the live conference call will be available at www.progress-energy.com/investor. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 10:30 a.m. ET today at www.progress-energy.com/investor.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with 23,000 MW of generation capacity and approximately $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art power system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	our ability to obtain the approvals required to complete the merger and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;
•	the risk that the merger is terminated prior to completion and results in significant transaction costs to us;
•	our ability to achieve the anticipated results and benefits of the merger;
•	the impact of business uncertainties and contractual restrictions while the merger is pending;
•
the scope of necessary repairs of the delamination of PEF’s CR3 could prove more extensive than is currently identified, such repairs could prove not to be feasible, the cost of repair and/or replacement power could exceed our estimates and insurance coverage or may not be recoverable through the regulatory process;

•	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;
•	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;
•	our ability to successfully operate electric generating facilities and deliver electricity to customers;
•	the impact on our facilities and businesses from a terrorist attack, cyber security threats and other catastrophic events;
•
our ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	our ability to meet current and future renewable energy requirements;
•	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
•	the financial resources and capital needed to comply with environmental laws and regulations;
•	risks associated with climate change;
•	weather and drought conditions that directly influence the production, delivery and demand for electricity;
•	recurring seasonal fluctuations in demand for electricity;
•	our ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;
•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;
•	our ability to control costs, including O&M expense and large construction projects;
•	our subsidiaries’ ability to pay upstream dividends or distributions to Progress Energy, Inc. holding company;
•	current economic conditions;
•	our ability to successfully access capital markets on favorable terms;
•	the stability of commercial credit markets and our access to short- and long-term credit;
•	the impact that increases in leverage or reductions in cash flow may have on us;
•	our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded;
•	the investment performance of our nuclear decommissioning trust funds;

•	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
•	the impact of potential goodwill impairments;
•	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after that date on which such statement is made.

# # #

Contacts:                      Corporate Communications – 1.919.546.6189 or toll-free 1.877.641.NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
March 31, 2012

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of COMPREHENSIVE INCOME
(in millions except per share data)
Three months ended March 31	2012	2011
Operating revenues	$2,092	$2,167
Operating expenses
Fuel used in electric generation	685	718
Purchased power	210	220
Operation and maintenance	529	494
Depreciation, amortization and accretion	166	154
Taxes other than on income	138	140
Other	-	(10)
Total operating expenses	1,728	1,716
Operating income	364	451
Other income
Interest income	1	1
Allowance for equity funds used during construction	24	29
Other, net	13	3
Total other income, net	38	33
Interest charges
Interest charges	194	199
Allowance for borrowed funds used during construction	(9)	(9)
Total interest charges, net	185	190
Income from continuing operations before income tax	217	294
Income tax expense	76	107
Income from continuing operations	141	187
Discontinued operations, net of tax	11	(2)
Net income	152	185
Net income attributable to noncontrolling interests, net of tax	(2)	(1)
Net income attributable to controlling interests	$150	$184
Average common shares outstanding – basic	297	295
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.47	$0.63
Discontinued operations attributable to controlling interests, net of tax	0.04	(0.01)
Net income attributable to controlling interests	$0.51	$0.62
Dividends declared per common share	$0.620	$0.620
Net income amounts attributable to controlling interests
Income from continuing operations, net of tax	$139	$186
Discontinued operations, net of tax	11	(2)
Net income attributable to controlling interests	$150	$184
Comprehensive income
Comprehensive income	$157	$189
Comprehensive income attributable to noncontrolling interests, net of tax	(2)	(1)
Comprehensive income attributable to controlling interests	$155	$188

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	March 31, 2012	December 31, 2011
ASSETS
Utility plant
Utility plant in service	$31,284	$31,065
Accumulated depreciation	(12,141)	(12,001)
Utility plant in service, net	19,143	19,064
Other utility plant, net	217	217
Construction work in progress	2,698	2,449
Nuclear fuel, net of amortization	747	767
Total utility plant, net	22,805	22,497
Current assets
Cash and cash equivalents	565	230
Receivables, net	758	889
Inventory, net	1,447	1,438
Regulatory assets	250	275
Derivative collateral posted	166	147
Deferred tax assets	518	371
Prepayments and other current assets	131	133
Total current assets	3,835	3,483
Deferred debits and other assets
Regulatory assets	3,123	3,025
Nuclear decommissioning trust funds	1,762	1,647
Miscellaneous other property and investments	413	407
Goodwill	3,655	3,655
Other assets and deferred debits	382	345
Total deferred debits and other assets	9,335	9,079
Total assets	$35,975	$35,059
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 296 million and 295 million shares issued and outstanding, respectively	$7,451	$7,434
Accumulated other comprehensive loss	(160)	(165)
Retained earnings	2,718	2,752
Total common stock equity	10,009	10,021
Noncontrolling interests	2	4
Total equity	10,011	10,025
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	273
Long-term debt, net	11,742	11,718
Total capitalization	22,119	22,109
Current liabilities
Current portion of long-term debt	1,375	950
Short-term debt	1,056	671
Accounts payable	878	909
Interest accrued	193	200
Dividends declared	2	78
Customer deposits	343	340
Derivative liabilities	484	436
Accrued compensation and other benefits	127	195
Other current liabilities	304	306
Total current liabilities	4,762	4,085
Deferred credits and other liabilities
Noncurrent income tax liabilities	2,637	2,355
Accumulated deferred investment tax credits	101	103
Regulatory liabilities	2,684	2,700
Asset retirement obligations	1,282	1,265
Accrued pension and other benefits	1,611	1,625
Derivative liabilities	364	352
Other liabilities and deferred credits	415	465
Total deferred credits and other liabilities	9,094	8,865
Commitments and contingencies
Total capitalization and liabilities	$35,975	$35,059

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Three months ended March 31	2012	2011
Operating activities
Net income	$152	$185
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	200	199
Deferred income taxes and investment tax credits, net	107	101
Deferred fuel (credit) cost	(6)	70
Allowance for equity funds used during construction	(24)	(29)
Other adjustments to net income	(7)	56
Cash provided (used) by changes in operating assets and liabilities
Receivables	78	163
Inventory	(10)	(49)
Other assets	(48)	7
Income taxes, net	(7)	57
Accounts payable	23	(89)
Accrued pension and other benefits	(33)	(224)
Other liabilities	(69)	(1)
Net cash provided by operating activities	356	446
Investing activities
Gross property additions	(562)	(501)
Nuclear fuel additions	(51)	(57)
Purchases of available-for-sale securities and other investments	(363)	(1,817)
Proceeds from available-for-sale securities and other investments	359	1,809
Other investing activities	65	46
Net cash used by investing activities	(552)	(520)
Financing activities
Issuance of common stock, net	3	8
Dividends paid on common stock	(260)	(183)
Proceeds from issuance of short-term debt with original maturities greater than 90 days	65	-
Net increase in short-term debt	320	79
Proceeds from issuance of long-term debt, net	444	494
Retirement of long-term debt	-	(700)
Other financing activities	(41)	(63)
Net cash provided (used) by financing activities	531	(365)
Net increase (decrease) in cash and cash equivalents	335	(439)
Cash and cash equivalents at beginning of period	230	611
Cash and cash equivalents at end of period	$565	$172

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Earnings Variances
First Quarter 2012 vs. 2011

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2011 GAAP earnings	0.44	0.34	(0.16)	0.62
Tax levelization	0.01	0.01	(0.01)	0.01	A
Discontinued operations			0.01	0.01
Merger and integration costs	0.02	0.03		0.05	B
2011 ongoing earnings	0.47	0.38	(0.16)	0.69

Weather - retail	(0.10)	(0.01)		(0.11)	C

Growth and usage - retail	0.02			0.02

Wholesale	(0.01)	0.02		0.01	D

Clauses and other margin	0.02	0.04		0.06	E

O&M	(0.17)	0.08		(0.09)	F

Other	0.01	(0.02)		(0.01)	G

AFUDC equity	(0.01)			(0.01)

Depreciation and amortization	(0.02)	(0.05)		(0.07)	H

Interest expense	(0.01)		0.01	-

Income taxes			(0.01)	(0.01)

Share dilution				-

2012 ongoing earnings	0.20	0.44	(0.16)	0.48
Tax levelization	(0.02)			(0.02)	A
Discontinued operations			0.04	0.04	I
CVO mark-to-market			0.03	0.03	J
Merger and integration costs	(0.01)	(0.01)		(0.02)	B
2012 GAAP earnings	0.17	0.43	(0.09)	0.51

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Comprehensive Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.
C -	See S-2 for impact of retail weather to normal on EPS.
Carolinas - Unfavorable primarily due to 28 percent lower heating-degree days.
D -	Florida - Favorable primarily due to a new contract with a major customer.
E -	Carolinas - Favorable primarily due to increased spending on new and existing DSM programs.
Florida - Favorable primarily due to a prior-year indemnification charge for the joint owner replacement power costs related to the continued outage at CR3.
F -	Carolinas - Unfavorable primarily due to higher nuclear plant outage costs resulting from an additional nuclear refueling outage in the first quarter of 2012.
Florida - Favorable primarily due to the reversal of certain regulatory liabilities associated with CR3 in accordance with the 2012 settlement agreement.
G -	Florida - Unfavorable primarily due to a prior-year favorable litigation settlement.
H -	Carolinas - Unfavorable primarily due to higher depreciable asset base driven by the newly constructed combined-cycle unit at the Smith Energy Complex, which was placed in service in June 2011.
Florida - Unfavorable primarily due to the smaller reduction in the cost of removal component of amortization expense as allowed under the 2010 settlement agreement.
I -	Corporate and Other - Impact of reversal of certain environmental indemnification liabilities for which the indemnification period has expired.
J -	Corporate and Other - Impact of change in fair value of CVOs not held by Progress Energy.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	March 31, 2012			March 31, 2011			From March 31, 2011
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$277	$192	$469	$332	$220	$552	(16.6	) %	(12.7	) %
Commercial	162	78	240	167	78	245	(3.0)		-
Industrial	79	17	96	83	18	101	(4.8)		(5.6)
Governmental	14	21	35	15	20	35	(6.7)		5.0
Unbilled	(7)	12	5	(35)	(15)	(50)	NM		NM
Total retail base revenues	525	320	845	562	321	883	(6.6)		(0.3)
Wholesale base revenues	69	34	103	73	25	98	(5.5)		36.0
Total base revenues	594	354	948	635	346	981	(6.5)		2.3
Clause-recoverable regulatory returns	11	48	59	7	45	52	57.1		6.7
Miscellaneous	34	53	87	31	51	82	9.7		3.9
Fuel and other pass-through revenues	446	550	996	460	590	1,050	NM		NM
Total operating revenues	$1,085	$1,005	$2,090	$1,133	$1,032	$2,165	(4.2	) %	(2.6	) %

Energy Sales (millions of kWh)
Residential	4,435	3,705	8,140	5,439	4,281	9,720	(18.5	) %	(13.5	) %
Commercial	3,116	2,565	5,681	3,287	2,547	5,834	(5.2)		0.7
Industrial	2,429	757	3,186	2,488	772	3,260	(2.4)		(1.9)
Governmental	363	752	1,115	386	727	1,113	(6.0)		3.4
Unbilled	(133)	334	201	(669)	(356)	(1,025)	NM		NM
Total retail kWh sales	10,210	8,113	18,323	10,931	7,971	18,902	(6.6)		1.8
Wholesale	2,958	299	3,257	3,209	478	3,687	(7.8)		(37.4)
Total kWh sales	13,168	8,412	21,580	14,140	8,449	22,589	(6.9	) %	(0.4	) %

Energy Supply (millions of kWh)
Generated
Steam	5,194	2,631	7,825	6,436	2,742	9,178
Nuclear	4,672	-	4,672	6,182	-	6,182
Combustion turbines/combined cycle	2,616	4,967	7,583	931	4,885	5,816
Hydro	218	-	218	180	-	180
Purchased	1,070	1,436	2,506	1,047	1,429	2,476
Total energy supply (company share)	13,770	9,034	22,804	14,776	9,056	23,832

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	1,218	202		1,683	295		(27.6	) %	(31.5	) %
Normal	1,705	276		1,701	276
Cooling-degree days
Actual	59	325		15	217		293.3%		49.8%
Normal	13	216		12	216
Impact of retail weather to normal on EPS	$(0.10)	$0.00	$(0.10)	$0.00	$0.01	$0.01

NM - not meaningful

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

O&M Expenses Primarily Recoverable through Base Rates (a)
	Three months ended March 31
(in millions)	2012	2011
Reported GAAP O&M	$529	$494
Adjustments
Carolinas
Fuel clauses	(7)	(6)
Environmental clause	(1)	(1)
DSM/EE and REPS cost recovery clauses (b)	(10)	(8)
Florida
Energy conservation cost recovery clause (ECCR)	(19)	(23)
Environmental cost recovery clause (ECRC)	(8)	(8)
Nuclear cost recovery	(1)	(1)
O&M Expenses Primarily Recoverable through Base Rates	$483	$447

(a)
The preceding table provides a reconciliation of reported GAAP O&M to O&M Primarily Recoverable through Base Rates. O&M Primarily Recoverable through Base Rates excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings.  Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented.  O&M Primarily Recoverable through Base Rates as presented here may not be comparable to similarly titled measures used by other companies.

(b)	DSM = Demand-side management EE = Energy efficiency REPS = Renewable energy portfolio standard

Financial Statistics
	Three months ended March 31
	2012	2011
Return on average common stock equity (rolling 12 months)	5.4%	8.5%
Book value per common share	$33.68	$34.01
Capitalization
Total equity	40.4%	43.9%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	59.2%	55.7%
Total Capitalization	100.0%	100.0%